EXHIBIT 10.32

CHANGE IN CONTROL

AND

NONCOMPETITION AGREEMENT

This Change in Control Agreement (this “Agreement”), which is effective as of the date of the last signature affixed hereto, is made by and between Daniel R. Lutz (the “Executive”), and Comarco Inc., its subsidiaries, and its affiliates (the “Company”).

1.	Purpose. The Company desires to attract and retain well-qualified executives who are an integral part of management and who make substantial contributions to the success of the Company. The board of directors of the Company has concluded that it is in the best interests of the Company to assure the continued services of certain executives, and desire that the advice and actions of these executives be reliable and not adversely affected by the possibility of a “change in control” of the Company which could result in a loss of any of these executives’ employment. This Agreement sets forth the compensation and benefits that will be provided if a Change in Control (as defined herein) occurs,

2.	Term of this Agreement. This Agreement shall be effective as of the date of the last signature affixed hereto and shall terminate on the earlier of the date that is (a) January 31, 2006 in the event that no Change in Control has occurred on or prior to such date or (b) one (1) day after the occurrence of a Payout Event (as defined in Section 4 hereof) (such earlier date, the “Expiration Date”). No termination of this Agreement shall limit, alter or otherwise affect any party’s rights or obligations hereunder with respect to a Payout Event that has occurred prior to the Expiration Date, including without limitation, the Executive’s right to receive the various benefits hereunder and his obligations under Section 5 hereof

3.	Change in Control. As used in this Agreement, the phrase “Change in Control shall mean:

a.	Except as provided by Section 3c hereof, the acquisition by any person, entity or “group, “ within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, any of the Company’s subsidiaries or affiliates, or any executive benefit plan of the Company which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

b.	Individuals who, as of the date hereof, constitute the board of directors of the Company as of the date hereof (such board of directors, the “Incumbent Board”) cease for any reason to constitute at least 66% of the Company’s board of directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least 66% of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of such entity) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

c.	Consummation by the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

(i)	a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the Company’s voting securities or such other surviving entity outstanding immediately after such merger or consolidation, or

(ii)	a merger or consolidation effected to implement a recapitalization or reorganization of the Company (or any similar transaction) in which no person (other than the Company or any of its subsidiaries) acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

d.	Approval by the stockholders of the Company of a plan of complete liquidation of the Company, as applicable, or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

e.	If any of the above becomes applicable, the entity, if not the Company, that survives the merger or consolidation or that agrees to purchase all or substantially all of the Company’s assets shall be referred to herein as the “Successor Employer.”

4.	Payout Events. The Executive shall be entitled to the full and complete rights afforded under Section 5 of this Agreement upon the occurrence of a Payout Event. A “Payout Event” shall be deemed to have occurred upon a Change in Control provided that the Executive is then employed by the Company or the Successor Employer.

5.	Benefits Under This Agreement. Upon the occurrence of a Payout Event described in Section 4 hereof, and-subject to Section 6 hereof, the Executive shall be entitled to the following compensation, provided the Executive has executed a full waiver and release of any and all claims the Executive might have against the Company or the Successor Employer, and their affiliated companies and agents (the “Release”):

Compensation.    The Executive shall be entitled to a payment equal to $250,000 (“Compensation”). Any Compensation paid to the Executive shall be subject to applicable withholding taxes and other similar withholdings required by applicable law.

The amount due above shall be paid within ten business days of the later of the date the Change of Control and date of the last signature on the Release (the “Payout Date”).

Except as specifically provided herein, the benefits provided under this Agreement shall be in lieu of any severance compensation to which the Executive may be entitled under any severance policy in effect at the time of the Payout Event unless the compensation provided under the severance policy shall be greater than the benefits provided under this Agreement and the Executive elects to receive compensation under the severance policy rather than the benefits provided under this Agreement. In addition, if termination occurs, the Company shall, at its cost, maintain in full force and effect the Executive’s continued benefits for a (l) year period following such termination; Health, Life, STD, LTD and any other insurance programs in which you are entitled to participate. In the event your participation in any of these programs is barred, the Company shall pay you the costs it would have incurred had you remained an employee during this (l) year period. At your option, at any time during the (1) year period, the Company will discontinue these payments on your behalf and pay you the amount the company would have continued to pay on your behalf during the remainder of this period. Executive shall still be entitled to receive any other benefits such as COBRA health care continuation coverage at the end of this (1) year period. Furthermore, the Executive shall still be entitled to any lump sum payout of accrued and unused vacation the Executive would be entitled under applicable statutory law.

6.	Limitation on Payment. Notwithstanding anything to the contrary herein, the sum of the aggregate present value of (i) Compensation payable under Section 5 hereof, (ii) any and all additional amounts or benefits which may be paid or conferred to or on behalf of the Executive in accordance with Section 5 and Section 9 hereof, and (iii) any and all other amounts or benefits paid or conferred to or on behalf of the Executive that constitute a “parachute payment” (“parachute payment,” as defined in Section 280G(b)(2), or any successor thereto, of the Internal Revenue Code of 1986, as amended (the “Code”)), shall not exceed an amount equal to one dollar less than three (3) times Executive’s “base amount” (“base amount,” as defined in Section 280G(b)(3), or any successor thereto, of the Code). Any Compensation payable by the Company or the

Successor Employer to the Executive shall be reduced to the extent necessary to fulfill the requirement of this Section 6 that payment of amounts includable in the Executive’s base amount shall not exceed an amount equal to one dollar less than three (3) times the Executive’s base amount.

7.	Noncompetition and Nonsolicitation Covenant. This section is not applicable to this Executive.

8.	Rights and Obligations Prior to a Change in Control. Prior to a Change in Control, the rights and obligations of the Executive with respect to the Executive’s employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and the Executive from time to time. This Agreement deals only with certain rights and obligations of the Executive upon a Change in Control, and the existence of this Agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to the date which is a Change in Control. Unless otherwise expressly set forth in a separate written employment agreement between the Executive and the Company, the employment of the Executive is expressly at-will, and the Executive or the Company may terminate the Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs on or after a Change in Control, the provisions of this Agreement shall govern the payment of the Compensation and certain other benefits as provided herein.

9.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or the Successor Employer or any of either’s affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or the Successor Employer or any of either’s affiliated companies. Relative to the Company’s annual bonus or incentive program the Executive is eligible for payments, if such payments have not previously been made under that program, for the last fiscal year ended before the Change of Control. The Company is under no obligation to make any payments (nor is it restricted from making payments) under that plan for the partial fiscal year in which the Change of Control occurs. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or the Successor Employer or any of either’s affiliated companies at or subsequent to the date of any Payout Event shall be payable in accordance with such plan or program.

10.	Full Settlement. The Company’s or the Successor Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be reduced by any set-off, counter-claim, recoupment, defense or other claim, right, or action which the Company or the Successor Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Further, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be reduced should the Executive seek employment or become employed by another company after leaving the Company or Successor Employer. The Company or the Successor Employer, as applicable, agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of the Executive’s successful collection efforts to receive amounts payable hereunder, or as a result of any contest (regardless of the outcome thereof) by the Company or the Successor Employer or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Section).

11.	Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by the American Arbitration Association (“AAA”) with the rules of the AAA then in effect. Cost and expenses including, without limitations, attorneys’ fees, incurred by the Executive in prosecuting any petition for arbitration under this Agreement shall be paid by the Company or the Successor Employer in the event the Executive prevails in such an action. No such petition shall be initiated by the Executive, however, unless the Executive has provided written notice of any claim under this Agreement to the Company or the Successor Employer, and the Company or the Successor Employer does not satisfy such claim within ninety (90) days after having received notice of such claim.

12.	Severability. In the event that one or more of the provisions of this Agreement shall be held by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

13.	Successorship. This Agreement shall be binding in full upon any successor in interest to the Company which has not resulted from a Change in Control. With respect to any successor in interest which has resulted from a Change in Control (referred to herein as a Successor Employer), the obligations of this Agreement shall be binding upon such Successor Employer only to the extent that a Payout Event occurs resulting from that Change in Control. Should no Payout Event occur from such Change in Control, then this Agreement shall no longer be binding upon the Successor Employer.

14.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

EXECUTIVE	COMARCO INC.

/s/ DANIEL R. LUTZ	By:	/s/ DON M. BAILEY
Daniel R. Lutz		Chairman, Board of Directors

August 17, 2000	August 21, 2000
Date	Date

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